EXHIBIT 99.1

NEWS RELEASE
Nabors’ First Quarter EPS $0.81, Including Certain Items
HAMILTON, Bermuda, April 21, 2008 – Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the first quarter of 2008. Adjusted income derived from operating activities was $287.2 million compared to $340.0 million in the first quarter of last year and $307.9 million in the quarter ended December 31, 2007. Net income from continuing operations was $230.5 million or $0.81 per diluted share compared to $256.9 million or $0.90 per diluted share in the first quarter of last year and $222.2 million or $0.78 per diluted share in the fourth quarter of 2007. Operating Revenues and Earnings from unconsolidated affiliates for this quarter rose to $1.30 billion compared to $1.25 billion in the comparable quarter of the prior year and $1.32 billion in the fourth quarter of 2007.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “This quarter represented an important confirmation of the factors on which we base our optimism regarding Nabors’ performance in the intermediate and long term. First, the performance in our US lower 48 land drilling unit clearly indicated a bottoming out of roll-over rates as existing contracts that were executed at the height of the market renew at lower although higher than anticipated rates. More importantly, it represented the near elimination of the start up issues associated with the new technologies incorporated into our new rigs. As a result operator enthusiasm is increasing and almost weekly we hear of record wells being drilled by many of our PACE rigs in various important lower 48 markets. Similarly, in our important International operations we are seeing a further increase in the already high level of bidding activity and we are enjoying a high success rate in capturing these bids in all of the important global markets, including the Middle East, North Africa, South America, Russia, and even Eastern Europe. Our other smaller operations in Alaska and in manufacturing and technology all demonstrated very good results and experienced favorable developments during the quarter that should positively impact future performance. This very positive picture was not enhanced by continued negative performance in Canada, a very slow start in our U.S. Offshore business and the disappointing but still flat U.S. Land Well Servicing business.
“The GAAP results incorporate a number of items that, in my opinion, understates the quarter’s operating results and income taxes. Without these non-cash items, operating results would have been $18.1 million higher at $305.2 million as opposed to the $287.1 million reported and earnings per share would be essentially the same. The operating items occurred in our Oil and Gas operations and do not affect our other operations in any way. We incurred approximately $8.1 million in pre-tax charges representing the mark-to-market values of forward gas sales through swaps and price floor guarantees utilizing puts. Additionally, we incurred non-cash charges of $10.0 million related to the impairment of certain Canadian reserves which would never have occurred if the measurement date was just two quarters later. On the other hand, net income benefited by approximately $10.9 million, or $0.04 per share, due to a reduction of certain foreign tax accruals which reduced the quarter’s required GAAP tax rate to 19.7%, even though we still expect the rate to be in the 22–24% range for the full year 2008 which we believe is more appropriate in analyzing the first quarter’s operations.

“The lower results in our U.S. Lower 48 Land Drilling unit actually represented a significant improvement over what we projected as recently as three months ago, which bodes well for the remainder of the year and thereafter. In addition, there were several noteworthy achievements and trends that portend an improving future for this unit. Margins during the quarter averaged $8,917 per rig day which reflects a decrease of only $270 inclusive of a $250 per rig day increase in payroll taxes that is specific to the first quarter. This compares very favorably to the $700-$800 decrease we had previously indicated and is partially attributable to the renewal of contracts for 20 of our older rigs at dayrates that were lower than previous rates but much higher than anticipated.
“The most impactful offset to these lower priced renewals is the rapidly improving performance of our previously deployed new PACE rigs. This performance is reflected in lower downtime and costs and in a number of record setting wells, the most significant of which were set for key customers in the Barnett Shale and Piceance Basin and which were achieved in head to head competition against a number of our competitors’ new rigs. We continue to see a high level of interest in additional new PACE rigs which we expect will lead to more contracts for new-built rigs in the near future. The outlook for this business has improved materially over the last two months and we expect to see improving market conditions as the year progresses, even though we still have another 26 long-term contracts for older rigs expiring, 16 of which are during the second quarter. The largest component of the pending incremental demand will be 1,000 and 1,500 horsepower rigs with upgraded pump capacity and power. These rigs are in short supply today and will be at a premium in any recovery. As a result, a significant number of additional new-built rigs in this horsepower range are likely to be needed. Nabors currently has 85 stacked rigs with roughly 50 of these capable of returning to service with limited expenditures since virtually all of the stacked rigs have worked in the last 18 months. Approximately 30 of these rigs are in this highly desirable 1,000 to 1,500 horsepower class. In addition, we have several rigs that have been allocated to our International operations that could be readily redirected to the U.S. market. This gives us a broad range of efficient rigs in good condition to expeditiously satisfy customer requirements. In summary, we expect 2008 to be down from 2007 in this unit but the decrease should be modest and we expect we will exit the year on a positive note.
“Our International business was down slightly compared to the fourth quarter and off only marginally from the moderate quarter-to-quarter increase that had been forecasted. The shortfall occurred due to a number of activity-related factors, primarily downtime in Mexico. Also, our jackup 657 was out of service for the full quarter as it entered the shipyard to commence the necessary modifications for a three-year contract with Saudi Aramco at rates that are at least $70,000 per day higher than its prior rate. We expect the balance of the year to return to the high growth rate that has characterized the last three years, during which time we increased operating income by 270%. This pending growth is fueled by the anticipated commencement of our Jackup rig 660 this week and the anticipated startup of Jackup 657 in June, with another ten new rigs scheduled to commence operations by the end of the year. Additionally, we anticipate securing contracts for up to 13 additional rigs that could commence in the next twelve months. Bid flow continues to be strong and we still have a large number of rigs yet to renew contracts at higher rates in the coming year.
“Alaska’s seasonally strong first quarter more than doubled its fourth quarter results and represented a smaller but meaningful increase over the same quarter last year. We expect to achieve increases in the average number of rigs working throughout the remainder of the year and at significantly higher average dayrates, leading to a large percentage increase in year-over-year results, although subsequent quarters this year will be slightly lower as the winter season contains a number of additional income streams. We anticipate commencing a long-term contract with our new, leading edge 15,000 ft. Coiled Tubing / Stem Drilling rig on the North Slope around year end. The two new heli-transportable rigs that deployed recently are working well and there is interest in additional units in Alaska and internationally. Activity in our Alaskan logistics and construction joint ventures also posted improved results from both a more robust environment and the higher activity that characterizes the winter season. These operations are reflected in our Other Operating Segments breakdown.
“Our Canadian operations also posted a large sequential improvement in the seasonally high first quarter, although they were well below last year and less than one-half of 2006’s record results. While we expect the next two quarters to set further record lows in income for their respective quarters, the outlook is beginning to show signs of recovery. However, we expect Canada to lag the recovery in North America primarily because of the reduced wellhead margins that reflect the lower value of the U.S. dollar relative to the Canadian dollar, as well as higher costs generally. The improving gas price strip, eminent declines in Alberta gas production and the prospects for accelerating activity in new shale plays like the Montney and Horn River Basin are encouraging.
“Our U.S. Land Well Servicing operation was essentially flat with the sequential fourth quarter but significantly lower than the same quarter of 2007. While rig hours improved slightly over the fourth quarter, this was offset by lower pricing particularly in South Texas, which is now the most price competitive of all of our markets. At the end of the quarter all of our new 500 HP Millennium rigs had been deployed and many of the issues that have inhibited these rigs from fully realizing their potential have been rectified. We expect that these rigs will better demonstrate their superior performance in the coming quarters and be able to achieve the premium margins and better utilization they should be yielding. We expect 2008 to be essentially flat to last year as activity seems to be firming up in most areas and remaining strong in our California market where 40% of our rigs are located.
“Our U.S. Offshore operations posted results that were modestly lower than the fourth quarter and less than one-half of the first quarter of 2007. Depressed results for this unit over the last three quarters have been primarily attributable to low utilization and falling pricing for our shallow water workover jackups and deep drilling barge rigs, both of which have seen an improved outlook lately. We expect that the remainder of this year will show steadily improving results as jackup and barge utilization increases, with pricing likely to follow. We have been encouraged by the renewed interest in platform and Jackup workover rigs by some large operators after five years of minimal activity in this segment of our fleet. On the bright side our platform drilling rigs have stayed essentially fully utilized, particularly those that are adapted to deep water applications. Even though this unit had a slow start to the year we still look for significant improvement, although it may not come until early 2009.
“Our Other Operating Segments continue to post excellent results on the strength of a strong construction and rig support season in Alaska, solid results in Ryan Energy Technologies, and ongoing improvement in Canrig and EPOCH.
“Our Oil and Gas operations are achieving numerous successes, but near-term results continue to be dampened by front loaded expenses related to seismic and geologic evaluation costs. As previously mentioned, the current quarter was significantly impacted by the accounting for swaps and hedges and an impairment to reserves in Canada. We are party to numerous other discoveries in high profile areas and have sizeable net acreage holdings within some of the industry’s most promising new plays. We have approximately $300 million invested in our joint venture with First Reserve and I would estimate these assets could be sold for about twice what we paid for them. We also have remaining investments of approximately $200 million in Ramshorn and the value of our Oil and Gas holdings taken collectively could be as much as $1 billion.
“During the quarter we took advantage of the contraction in treasury rates to secure $575 million in ten year Senior Unsecured debt at an attractive rate of 6.15%. We expect that these funds will be used to redeem our outstanding issue of $700 million in zero-coupon, zero-yield convertible notes due 2023, which are callable at anytime after June 15, 2008 and subject to a fifth anniversary put feature on that date.

Investment income benefited from a $31 million unrealized gain with the classification of 3.6% of our 13.5% holdings in Hung Hua as trading securities in anticipation of a future sale.
“It is becoming increasingly likely that we may have already seen a bottoming out in the results for our large, important Lower 48 Land Drilling unit. Many of our key customers in this market are planning incremental activity and even our Canadian management is becoming less pessimistic about the prospects for a sooner than expected turnaround. This enhanced outlook for North American gas is augmented by the continuing strong outlook for our international business. The outlook also is strong for our other operating segments, primarily Canrig, Ryan, and our Alaskan logistics and construction joint ventures. The potential for large increases in gas directed activity in North America will not be limited to the US Land drilling business, but likely will encompass our Gulf of Mexico, US workover and Canadian drilling and workover businesses. In the aggregate these five segments of our business have seen a reduction in terms of consensus EBIT expectations for 2008 of over $500 million or 43% compared to our record 2006 results, yet our consolidated earnings per share are expected to be lower by just six percent. This arguably gives Nabors the largest exposure to any prospective gas recovery which, when it occurs, will commence from a near record level in Nabors’ earnings per share. It should be noted here that the growth we are seeing in our International operations is firm and as a result we expect the company to do well even if the improvement in the North American gas market does not occur quickly.”
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Nabors companies own and actively market a fleet of approximately 537 land drilling and approximately 734 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 35 platform rigs, 12 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors also holds interest in various oil and gas properties, both in North America and internationally. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2008	2007	2007

Revenues and other income:
Operating revenues	$1,299,858	$1,236,013	$1,317,852
Earnings (loss) from unconsolidated affiliates	(4,451)	12,441	(842)
Investment (loss) income	26,182	28,709	(7,862)

Total revenues and other income	1,321,589	1,277,163	1,309,148

Costs and other deductions:
Direct costs	747,770	684,297	721,100
General and administrative expenses	111,321	113,897	116,458
Depreciation and amortization	135,478	103,608	127,661
Depletion	13,685	6,625	43,864
Interest expense	18,109	13,052	13,467
Losses (gains) on sales of long-lived assets, impairment charges and other expense (income), net	8,097	13,885	6,120

Total costs and other deductions	1,034,460	935,364	1,028,670

Income from continuing operations before income taxes	287,129	341,799	280,478

Income tax expense (benefit):
Current	99,293	105,854	63,913
Deferred	(42,670)	(20,945)	(5,587)

Income tax expense	56,623	84,909	58,326

Income from continuing operations, net of tax	230,506	256,890	222,152
Income from discontinued operations, net of tax	—	5,272	—

Net income	$230,506	$262,162	$222,152

Earnings per share (1):
Basic from continuing operations	$.83	$.93	$.79
Basic from discontinued operations	$—	$.02	$—

Total Basic	$.83	$.95	$.79

Diluted from continuing operations	$.81	$.90	$.78
Diluted from discontinued operations	$—	$.02	$—

Total Diluted	$.81	$.92	$.78

Weighted-average number of common shares outstanding (1):
Basic	277,584	276,942	279,757

Diluted	283,361	284,814	285,744

Adjusted income derived from operating activities (2)	$287,153	$340,027	$307,927

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In thousands, except ratios)	2008	2007

ASSETS
Current assets:
Cash and short-term investments	$1,450,244	$767,051
Accounts receivable, net	1,112,190	1,039,238
Other current assets	392,291	398,823

Total current assets	2,954,725	2,205,112
Long-term investments and other receivables	253,733	303,020
Property, plant and equipment, net	6,815,721	6,689,126
Goodwill	360,709	368,432
Other long-term assets	520,335	537,692

Total assets	$10,905,223	$10,103,382

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$700,000	$700,000
Other current liabilities	786,130	794,132

Total current liabilities	1,486,130	1,494,132
Long-term debt	3,881,575	3,306,433
Other long-term liabilities	749,678	788,696

Total liabilities	6,117,383	5,589,261
Shareholders’ equity	4,787,840	4,514,121

Total liabilities and shareholders’ equity	$10,905,223	$10,103,382

Cash, short-term and long-term investments (1)	$1,763,838	$1,123,125

Funded debt to capital ratio: (2)
— Gross	0.47 : 1	0.44 : 1
— Net of cash and investments	0.35 : 1	0.36 : 1
Interest coverage ratio: (3)	29.6:1	32.5:1

(1)	The March 31, 2008 and December 31, 2007 amounts include $59.9 million and $53.1 million, respectively, in cash proceeds receivable from brokers from the sale of certain long-term investments that are included in other current assets. These proceeds were received during the following respective month.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income from continuing operations before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Quarter Ended
	March 31,		December 31,
(In thousands, except rig activity)	2008	2007	2007

Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$407,061	$452,596	$415,082
U.S. Land Well-servicing	171,141	182,218	170,416
U.S. Offshore	51,455	55,775	47,174
Alaska	54,369	47,836	37,023
Canada	178,852	193,280	144,233
International	303,572	224,482	312,839

Subtotal Contract Drilling (3)	1,166,450	1,156,187	1,126,767
Oil and Gas (4) (5)	14,040	13,129	85,311
Other Operating Segments (6) (7)	165,782	130,350	154,712
Other reconciling items (8)	(50,865)	(51,212)	(49,780)

Total	$1,295,407	$1,248,454	$1,317,010

Adjusted income (loss) derived from operating activities from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$126,871	$172,926	$137,948
U.S. Land Well-servicing	30,386	43,356	30,491
U.S. Offshore	6,458	15,049	8,008
Alaska	17,783	16,567	8,388
Canada	41,973	53,128	24,990
International	90,650	66,018	92,282

Subtotal Contract Drilling	314,121	367,044	302,107
Oil and Gas	(4,852)	1,128	33,763
Other Operating Segments	12,434	11,594	6,643
Other reconciling items (9)	(34,550)	(39,739)	(34,586)

Total	287,153	340,027	307,927
Interest expense	(18,109)	(13,052)	(13,467)
Investment (loss) income	26,182	28,709	(7,862)
(Losses) gains on sales of long-lived assets, impairment charges and other expense (income), net	(8,097)	(13,885)	(6,120)

Income from continuing operations before income taxes	$287,129	$341,799	$280,478

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	225.7	243.0	224.7
U.S. Offshore	16.1	17.2	14.0
Alaska	10.6	9.5	8.3
Canada	49.4	58.1	33.4
International (11)	117.8	111.6	114.2

Total rig years	419.6	439.4	394.6

Rig hours: (12)
U.S. Land Well-servicing	259,477	299,088	254,895
Canada Well-servicing	79,137	97,588	71,677

Total rig hours	338,614	396,676	326,572

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(1)	All segment information excludes the Sea Mar business, which has been classified as a discontinued operation.

(2)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(3)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $6.8 million, $1.7 million and $(.3) million for the quarters ended March 31, 2008 and 2007 and December 31, 2007, respectively.

(4)	Represents our oil and gas exploration, development and production operations.

(5)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $(17.9) million, $0 and $(1.1) million for the quarters ended March 31, 2008 and 2007 and December 31, 2007, respectively.

(6)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(7)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $6.7 million, $10.7 million and $.6 million for the quarters ended March 31, 2008 and 2007 and December 31, 2007, respectively.

(8)	Represents the elimination of inter-segment transactions.

(9)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the quarters ended March 31, 2008 and 2007 and December 31, 2007.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Quarter Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2008	2007	2007

Net income (numerator):
Income from continuing operations, net of tax — basic	$230,506	$256,890	$222,152
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—
$82.8 million due 2021 (2)	—	—	—
$700 million due 2023 (3)	—	—	—

Adjusted income from continuing operations, net of tax — diluted	230,506	256,890	222,152
Income from discontinued operations, net of tax	—	5,272	—

Total adjusted net income	$230,506	$262,162	$222,152

Earnings per share:
Basic from continuing operations	$.83	$.93	$.79
Basic from discontinued operations	$—	$.02	$—

Total Basic	$.83	$.95	$.79

Diluted from continuing operations	$.81	$.90	$.78
Diluted from discontinued operations	$—	$.02	$—

Total Diluted	$.81	$.92	$.78

Shares (denominator):
Weighted-average number of shares outstanding — basic (4)	277,584	276,942	279,757
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	5,777	7,872	5,987
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—
$82.8 million due 2021 (2)	—	—	—
$700 million due 2023 (3)	—	—	—

Weighted-average number of shares outstanding — diluted	283,361	284,814	285,744

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(1)	Diluted earnings per share for the quarters ended March 31, 2008 and 2007 and December 31, 2007 do not include any incremental shares issuable upon the exchange of the $2.75 billion 0.94% senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $45.83 on the last trading day of the quarter, which did not occur during the quarters ended March 31, 2008 and 2007 and December 31, 2007.

(2)	Diluted earnings per share for the quarters ended March 31, 2008 and 2007 and December 31, 2007 exclude approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of the $82.8 million zero coupon convertible senior debentures. We would only issue an incremental number of shares upon conversion of these debentures. Such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $51.

(3)	Diluted earnings per share for the quarters ended March 31, 2008 and 2007 and December 31, 2007 do not include any incremental shares issuable upon the exchange of the $700 million zero coupon senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $35.05 on the last trading day of the quarter, which did not occur during the quarters ended March 31, 2008 and 2007 and December 31, 2007.

(4)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of our subsidiary Nabors (Canada) Exchangeco Inc., respectively: 277.5 million and .1 million shares for the quarter ended March 31, 2008; 276.8 million and .2 million shares for the quarter ended March 31, 2007; and 279.7 million and .1 million shares for the quarter ended December 31, 2007. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.
     For all periods presented, the computation of diluted earnings per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive. The average number of options and warrants that were excluded from diluted earnings per share that would potentially dilute earnings per share in the future were 5,703,555, 4,963,038 and 5,923,720 shares during the quarters ended March 31, 2008 and 2007 and December 31, 2007, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings per share computation using the treasury stock method of accounting. Restricted stock will similarly be included in our diluted earnings per share computation using the treasury stock method of accounting in any period where the amount of restricted stock exceeds the number of shares assumed repurchased in those periods based upon future unearned compensation.

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